Exhibit 99.1

ProNAi Therapeutics Reports Third Quarter 2016 Results

Vancouver – November 10, 2016. ProNAi Therapeutics, Inc. (NASDAQ: DNAI), a clinical stage drug development company focused on advancing targeted therapeutics for the treatment of patients with cancer, today reported its financial and operational results for the third quarter of 2016.

“Over the past few months we’ve successfully re-established ProNAi as a clinical stage oncology company advancing promising drug candidates that target the DNA Damage Response (DDR) network. This is a particularly compelling target space in oncology, highlighted by growing enthusiasm for the PARP inhibitors, which also inhibit a component of the DDR network,” said Dr. Nick Glover, President and CEO of ProNAi Therapeutics. “Our candidates seek to leverage the DDR network beyond PARP with ‘next generation’ DDR therapeutics targeting Chk1 and Cdc7, and we plan to conduct broad clinical development programs for these assets supported by robust research with the goal of efficiently determining their potential utility for the treatment of a variety of oncology indications.”

During the quarter, ProNAi reported it had licensed the exclusive worldwide rights to PNT737, a highly selective, orally available, small molecule inhibitor of Checkpoint kinase 1 (Chk1). PNT737 is being investigated in two Phase 1 clinical trials being conducted at the Royal Marsden NHS Foundation Trust and other centers in the United Kingdom. ProNAi anticipates expanding on the current clinical program underway for PNT737, including into the United States, with the expectation of filing an Investigational New Drug application in the second half of 2017.

To support broader studies in well-defined patient populations, ProNAi plans to conduct research designed to explore markers of sensitivity to PNT737 that may facilitate patient selection and to identify additional therapeutic combination opportunities. A possible development path for PNT737 is the treatment of tumors carrying mutations in genes known to contribute to DNA damage and genomic instability – a key hallmark of cancer. The significant and persistent DNA damage caused by these mutations, coupled with Chk1 inhibition, may result in death of the cancer cells, a synergistic effect referred to as ‘synthetic lethality’. Similarly, excessive DNA damage can be induced with other DDR targeting agents such as PARP inhibitors, as well as certain chemotherapies or radiation, highlighting the potential for synergies between these modalities and Chk1 inhibition.

ProNAi is also advancing PNT141, a Cdc7 inhibitor that regulates DNA replication and the DDR network in a different, potentially complementary way to PNT737. Inhibiting both Chk1 and Cdc7 simultaneously may be advantageous and presents the potential for novel combination strategies for PNT737 and PNT141.

Third Quarter 2016 Financial Results (all amounts reported in U.S. currency)

Research and development expenses increased to $12.3 million for the three months ended September 30, 2016 from $8.3 million for the three months ended September 30, 2015. Research and development expenses increased to $28.1 million for the nine months ended September 30, 2016 from $18.3 million for the nine months ended September 30, 2015. These increases in 2016 were primarily due to a $7.0 million upfront fee due to CRT Pioneer Fund LP (CPF) for the exclusive license of PNT737, the recognition of a $2.0 million fee that will be due upon the successful transfer of two ongoing clinical trials in accordance with the license agreement and a $0.9 million upfront fee paid to Carna Biosciences, Inc. for the exclusive license of PNT141. The remaining increase was attributable to increased personnel-related costs and a non-recurring $2.4 million restructuring charge related to estimated close-out expenses for PNT2258. These were partially offset by a decrease in third-party manufacturing and clinical trial costs.

General and administrative expenses increased to $3.0 million for the three months ended September 30, 2016 from $2.7 million for the three months ended September 30, 2015. General and administrative expenses increased to $10.8 million for the nine months ended September 30, 2016 from $6.1 million for the nine months ended September 30, 2015. These increases in 2016 were primarily due to increased personnel-related costs and fees incurred in support of activities as a public company and corporate growth, costs pertaining to business development activities and a $0.4 million non-recurring restructuring charge.

Total operating expenses for the three months ended September 30, 2016 were $15.3 million compared to $11.0 million for the three months ended September 30, 2015. Total operating expenses for the nine months ended September 30, 2016 were $38.8 million compared to $24.4 million for the nine months ended September 30, 2015. Total operating expenses included non-cash stock based compensation of $1.3 million and $4.0 million for the three and nine months ended September 30, 2016 and of $1.3 and $1.9 for the three and nine months ended September 30, 2015, respectively.

For the three months ended September 30, 2016, ProNAi incurred a net loss of $15.2 million compared to a net loss of $18.5 million for the three months ended September 30, 2015. For the nine months ended September 30, 2016, ProNAi incurred a net loss of $38.6 million compared to a net loss of $41.8 million for the nine months ended September 30, 2015. During the three and nine months ended September 30, 2015, net loss included a non-cash charge related to the change in fair value of preferred stock warrants of $7.5 million and $17.4 million.

At September 30, 2016, ProNAi had $122.7 million in cash and cash equivalents compared to $150.2 million in cash and cash equivalents at December 31, 2015. Subsequent to the end of the quarter, ProNAi paid the $7.0 million upfront fee due to CPF for the exclusive license of PNT737.

At September 30, 2016, there were 30,350,560 shares of common stock issued and outstanding and stock options to purchase 6,629,163 shares of common stock issued and outstanding.

About ProNAi Therapeutics

ProNAi Therapeutics is a clinical stage drug development company advancing targeted therapeutics for the treatment of patients with cancer. Our lead drug candidate, PNT737, is a highly selective, orally bioavailable small molecule inhibitor of Checkpoint kinase 1 (Chk1), a central regulator of the DNA Damage Response (DDR) network. In cancer cells, replication stress induced by oncogenes (e.g., MYC and RAS) combined with loss of function in tumor suppressors (e.g., p53 and ATM) results in persistent DNA damage and genomic instability. Targeted inhibition of the remaining components of the DDR network such as by PNT737 may be synthetically lethal to cancer cells and have utility as a monotherapy in a range of tumor indications. Chk1 is also believed to facilitate tumor cell resistance to chemotherapy or radiation-induced DNA damage and the combination of PNT737 with these standards-of-care may provide synergistic anti-tumor activity. PNT737 is currently being investigated in two Phase 1 clinical trials in patients with advanced cancer.

ProNAi is also advancing PNT141, a potent, selective and orally bioavailable small molecule inhibitor of the Cdc7 kinase undergoing preclinical development. Cdc7 is a key regulator of both DNA replication and the DDR network, making it a compelling emerging target for the potential treatment of a broad range of tumor types. As both Chk1 and Cdc7 have potentially complementary cell cycle checkpoint and DDR functions, inhibiting both of these targets simultaneously may be advantageous. This potential biological synergy presents opportunities for novel proprietary combination strategies involving PNT737 and PNT141. ProNAi retains the global commercialization rights to both PNT737 and PNT141. For more information, please visit www.pronai.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding ProNAi’s anticipated clinical development and the potential benefits of ProNAi’s product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that ProNAi may be unable to successfully develop and commercialize product candidates, PNT737 and PNT141 are at early stages of development and may not demonstrate safety and efficacy or otherwise produce positive results, ProNAi may experience delays in the preclinical and anticipated clinical development of PNT737 or PNT141, ProNAi may be unable to acquire additional assets to build a pipeline of additional product candidates, ProNAi’s third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, ProNAi’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, ProNAi may be unable to obtain and enforce intellectual property protection for its technologies and product candidates and the other factors described under the heading “Risk Factors” set forth in ProNAi’s filings with the Securities and Exchange Commission from time to time. ProNAi undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

PRONAI THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	September 30, 2016	December 31, 2015
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$122,682	$150,180
Prepaid expenses and other current assets	1,822	1,673

Total current assets	124,504	151,853
Property and equipment, net	357	566
Other assets	205	349

TOTAL ASSETS	$125,066	$152,768

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued liabilities	$13,958	$7,016
Accounts payable	174	358
Other current liabilities	—	23

Total current liabilities	14,132	7,397

TOTAL LIABILITIES	14,132	7,397

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock	30	30
Additional paid-in capital	683,710	679,528
Accumulated deficit	(572,806)	(534,187)

TOTAL STOCKHOLDERS’ EQUITY	110,934	145,371

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$125,066	$152,768

PRONAI THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Operating expenses:
Research and development	$12,323	$8,295	$28,074	$18,329
General and administrative	2,960	2,738	10,768	6,053

Total operating expenses	15,283	11,033	38,842	24,382

Loss from operations	(15,283)	(11,033)	(38,842)	(24,382)
Other income (expense), net:
Change in fair value of preferred stock warrants	—	(7,487)	—	(17,443)
Other income	88	29	259	48

Total other income (expense), net	88	(7,458)	259	(17,395)

Loss before provision for income taxes	(15,195)	(18,491)	(38,583)	(41,777)
Provision for income taxes	14	14	36	25

Net loss	(15,209)	(18,505)	(38,619)	(41,802)
Adjustment to redemption value on redeemable convertible preferred stock	—	(222,130)	—	(374,015)
Series B and B-1 redeemable convertible preferred stock dividend	—	(5,543)	—	(5,543)
Series C and D redeemable convertible preferred stock dividend	—	(20,366)	—	(20,366)

Net loss attributable to common stockholders	$(15,209)	$(266,544)	$(38,619)	$(441,726)

Net loss per share attributable to common stockholders, basic and diluted	$(0.50)	$(11.03)	$(1.28)	$(48.36)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	30,331,616	24,167,238	30,198,134	9,133,978

Contact:

James Smith

Vice President of Corporate Affairs

ProNAi Therapeutics

604.558.6545

investors@pronai.com

6